AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment to Employment Agreement (this “Amendment”) is between Evolus, Inc., a Delaware corporation (the “Company”), and David Moatazedi, an individual (“Employee”). This Amendment is entered into effective as of August 1, 2022 (the “Effective Date”).
Employee is a party to an Employment Agreement with the Company that was entered into as of May 5, 2018 (the “Employment Agreement”).
Section 5(c) of the Employment Agreement is hereby amended in its entirety to read as follows effective as of the Effective Date:
“(c)    Termination of Employment by Company without Cause or by Employee for Good Reason. If the Company terminates Employee’s employment under this Agreement for any reason other than Cause (other than due to the Employee’s death or Disability), or Employee terminates Employee’s employment under this Agreement for Good Reason, and Employee satisfies the release requirements of Section 5(e) (a “Qualified Termination”), then in addition to the Accrued Benefits, Employee shall be entitled to:
(i) a gross amount equal to (a) in the case of a Qualified Termination that occurs within three (3) months prior to, upon, or within twelve (12) months after a Change in Control (as such term is defined in the Plan, as in effect on the date hereof), twenty-four (24) months of Employee’s Base Salary (as in effect immediately prior to such termination of employment), or (b) in the case of any other Qualified Termination, eighteen (18) months of Employee’s Base Salary (at the rate in effect immediately prior to the Severance Date), in each case payable in a lump sum on (or within ten (10) days after) the sixtieth (60th) day following the Employee’s last day of employment with the Company (the “Severance Date”) (provided that in the event of a Qualified Termination that occurs prior to a Change in Control and as to which the provisions of clause (a) above apply, the provisions of clause (a) above shall control but the payment to be made pursuant to clause (a) shall be made on the later of the date otherwise provided in clause (a) or the date of the Change in Control and such payment shall be reduced by any payments made, prior to the date of such payment pursuant to clause (a), pursuant to clause (b));
(ii) (a) in the case of a Qualified Termination that occurs within three (3) months prior to, upon, or within twelve (12) months after a Change in Control, one and one-half (1.5) times Employee’s target Annual Bonus amount (at the rate in effect immediately prior to the Severance Date), payable in a lump sum on (or within ten (10) days after) the sixtieth (60th) day following the Severance Date, or (b) in the case of any other Qualified Termination, one (1) times Employee’s target Annual Bonus amount (at the rate in effect immediately prior to the Severance Date), payable in a lump sum on (or within ten (10) days after) the sixtieth (60th) day following the Severance Date (provided that in the event of a Qualified Termination that occurs prior to a Change in Control and as to which the provisions of clause (a) above apply, the provisions of clause (a) above shall control but the payment to be made pursuant to clause (a) shall be made on the later of the date otherwise provided in clause (a) or the date of the Change in Control and such payment shall be reduced by any payments made, prior to the date of such payment pursuant to clause (a), pursuant to clause (b));

(iii) payment (at the time such Annual Bonus would otherwise be paid) of the Annual Bonus (if any) that Employee earned for the calendar year preceding the year in which the Severance Date occurs, to the extent not previously paid and disregarding the usual requirement to be employed on the bonus payment date;
(iv) a lump sum payment of Fifteen Thousand Dollars ($15,000) as outplacement assistance, payable on (or within ten (10) days after) the sixtieth (60th) day following the Severance Date;
(v) a lump sum payment, payable on (or within ten (10) days after) the sixtieth (60th) day following the Severance Date, of the amount Employee would be expected to pay in order to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for Employee (and, if applicable, Employee’s eligible dependents) as in effect immediately prior to the Severance Date, for eighteen (18) months following the Severance Date as calculated by the Company in good faith; and
(vi) in the case of a Qualified Termination that occurs within three (3) months prior to, upon or in connection with or within twelve (12) months after Change in Control, as to each stock option, restricted stock unit and other equity-based award granted by the Company to Employee that is outstanding immediately prior to the Severance Date, Employee shall fully vest in any time and service-based vesting conditions applicable to the award, with any performance-based vesting requirements to be treated as provided for in the applicable award agreement.”
The last sentence of Section 5(e) of the Employment Agreement (regarding the timing of certain payments of severance that would otherwise be made before the release contemplated by the Employment Agreement had become effective) is hereby deleted in its entirety as the timing of such severance payments is now set forth in the amended Section 5(c) of the Employment Agreement.
The Employment Agreement, as amended pursuant to the preceding two paragraphs, continues in effect in accordance with its terms.
This Amendment shall be governed by and construed in accordance with the laws of the State of California. This Amendment, together with the Employment Agreement, shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.
This Amendment may be executed in any number of counterparts, and the signature pages may be transmitted by pdf or electronic means, each of which shall be deemed an original of this Amendment, but all of which together shall constitute one and the same instrument.
Each party represents and warrants that such party has the right, power and authority to enter into and execute this Amendment and that this Amendment constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.
This Amendment, is intended to be the final, complete and exclusive statement of the terms of the amendment of the Employment Agreement and may not be contradicted by evidence of any prior or contemporaneous statements or agreements regarding such matter.
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By signing below, each of the parties hereto acknowledges and agrees to all of the terms of this Amendment, effective as of the Effective Date.
David Moatazedi (“Employee”)
Sign name: /s/David Moatazedi
EVOLUS, INC., a Delaware Corporation (the “Company”)
Sign name: /s/Jeffrey Plumer
Print name: Jeffrey Plumer
Title: General Counsel and Secretary
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